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                                                                    EXHIBIT 99.1
AZURIX LOGO

                                                                   MEDIA CONTACT
                                                                   Carol Hensley
                                                                  (713) 853-6498

                                                                 ANALYST CONTACT
                                                                 Elizabeth Ivers
                                                                  (713) 646-9531


AZURIX CORP. PRICES SENIOR NOTES

For Immediate Release: Friday, February 11, 2000

        HOUSTON -- Azurix Corp. announced today that it has agreed to sell U.S.$240 million aggregate principal amount of 10 3/8 % Senior Notes due 2007, U.K.(pound)100 million aggregate principal amount of 10 3/8 % Senior Notes due 2007 and U.S.$200 million aggregate principal amount of 10 3/4 % Senior Notes due 2010. The closing is expected to occur on February 18, 2000.

        Azurix will use the proceeds of the offering to repay outstanding indebtedness and for general corporate purposes, which may include acquisitions.

        The Senior Notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        Azurix is a global company that owns, operates and manages water and wastewater assets, provides water and wastewater related services, and develops and manages water resources. Azurix's common stock is traded on the NYSE under the ticker symbol, "AZX."

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